WISCONSIN CAPITAL FUNDS, INC.
FIRST AMENDMENT TO THE
SUB-ADMINISTRATION SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of the 23RD day of September, 2010, to the Sub-Administration Servicing Agreement dated as of September 1, 2010 (the "Agreement"), is entered into by and between Wisconsin Capital Funds, Inc., a Maryland corporation (the "Company") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the fees of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

WISCONSIN CAPITAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Thomas G. Plumb	By: /s/ Michael R. McVoy
Name: Thomas G. Plumb	Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Amended Exhibit B to the
Sub-Administration Servicing Agreement - Wisconsin Capital Funds, Inc.

U.S. BANCORP FUND SERVICES, LLC SUB-ADMINISTRATION SERVICES ANNUAL FEE SCHEDULE September 1, 2010 through August 31, 2011

Annual Fee for Dividend Distribution and Tax Calculations

Excise income calculations, excise tax returns for External
Legal review                                                                                  $750. per fund

Preparation of both the 1120 RIC & Excise tax returns           $750. per fund

Provide daily NAV’s to website                                                 $ 50 per month

Included:
• Provide Dividend distribution calculation to both Fund Accounting and Plumb Funds.
• Provide the distribution breakdown at the end of the year for qualified and non qualified for the ICI spreadsheet.
• Disseminate NAV’s to reporting agencies.
• Disseminate quarterly holdings information to the reporting agencies after receipt of quarterly verification from Wisconsin Capital that there has been no change to the Fund’s portfolio disclosure policy for that quarter.

Advisor Information Source Web portal inbox only Included.
▪ Advisor Information Source Web Portal Full Service access for 2 Funds - $500 per month

Out-Of-Pocket Expenses
Including but not limited to postage, stationery, programming, special reports, third-party data provider costs, federal and state regulatory filing fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), and conversion expenses (if necessary).

Additional Services
Available but not included above are the following services – USBFS legal administration, daily performance reporting, quarterly reporting disclosures, performance calculations and distribution, any additional services mutually agreed upon.

Fees are billed monthly.